Exhibit (g)(1)

Execution Copy

AMENDED AND RESTATED CONFORMING CUSTODIAN AGREEMENT

Amended and Restated Conforming Custodian Agreement (the “Conforming Custody Agreement”) made as of October 12, 2017 by and between GMO Series Trust (the “Series Trust”), a business trust established under the laws of the Commonwealth of Massachusetts, and State Street Bank and Trust Company (as successor by merger to Investors Bank Trust Company) (“State Street”).

WHEREAS, GMO Trust (the “Company”), Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street are party to the Amended and Restated Custodian Agreement dated August 8, 2017, as amended, supplemented or otherwise modified from time to time (the “Custody Agreement”), pursuant to which State Street agrees to provide certain services to the Company;

WHEREAS, the Series Trust is party to an existing conforming custodian agreement with State Street dated as of August 23, 2011, as amended (the “Existing Conforming Custody Agreement”);

WHEREAS, in connection with the creation of the Series Trust, the parties intend to apply the terms of the Custody Agreement to the Series Trust, without modifying the terms of the Custody Agreement with respect to the Company; and

WHEREAS, the Series Trust and State Street desire to amend and restate the Existing Conforming Custody Agreement as set forth below.

NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Series Trust and State Street agree as follows:

1.	The terms of the Custody Agreement shall apply, mutatis mutandis, to the Series Trust as if it were the Company and to each series of the Series Trust as if it were a series of the Company, provided that all obligations of GMO in the Custody Agreement shall be the obligations of the Series Trust.

2.	A list of the series of the Series Trust is set forth in Schedule A, which shall be amended from time to time in writing by mutual agreement of the Series Trust and State Street.

3.	For the avoidance of doubt, the Series Trust and State Street shall be liable to the other to the extent and under the circumstances described in the Custody Agreement.

4.	This Conforming Custody Agreement supersedes the Existing Conforming Custody Agreement.

Execution Copy

5.	This Conforming Custody Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received in electronically transmitted form.

[signature page immediately follows]

IN WITNESS WHEREOF; the parties hereto have caused this Conforming Custody Agreement to be duly executed as of the day and year first written above.

GMO SERIES TRUST*

By:	/s/ Douglas Y Charton
Name: Douglas Y Charton
Title: Vice President

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Series Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

Information Classification: Limited Access

SCHEDULE A

LIST OF GMO SERIES TRUST FUNDS

GMO Benchmark-Free Allocation Series Fund

GMO Core Plus Bond Series Fund*

GMO Emerging Markets Series Fund

GMO Emerging Country Debt Series Fund*

GMO Global Asset Allocation Series Fund

GMO Global Equity Allocation Series Fund

GMO International Equity Allocation Series Fund

GMO International Developed Equity Allocation Series Fund

GMO U.S. Equity Allocation Series Fund*

GMO SGM Major Markets Series Fund

GMO Quality Series Fund*

*GMO will provide State Street with at least (5) business days’ prior notice to the commencement of operations.